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                                                                   Exhibit 16.1

April 26, 2001


Office of Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sir/Madam:

We have read the statements contained in Item 304 included in the Form S-1 dated April 27, 2001, of Wright Medical Group, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in the second paragraph therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,


/s/ ERNST & YOUNG LLP
---------------------
ERNST & YOUNG LLP


cc:   John Bakewell
      Executive Vice President and
      Chief Financial Officer
      Wright Medical Group, Inc.